UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                                 Amendment No. 1

                                 Banco de Chile
                                (Name of Issuer)

                    Common stock without nominal (par) value
  (Formerly the F Shares, mandatorily convertible into shares of Common Stock without nominal (par) value)
                          Title of Class of Securities

                                    059504100
                                 (CUSIP Number)

                          Luis Fernando Antunez Bories
                             Chief Financial Officer
                                  Quinenco S.A.
                        Enrique Foster Sur 20, 14th Floor
                           Las Condes, Santiago, Chile
                                 (56-2) 750-7221
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 21, 2002
             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. |_|


                       (Continued on the Following Pages)
                              (Page 1 of 26 pages)

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     LQ Inversiones Financieras S.A.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     CO
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Quinenco S.A.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     CO
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Andronico Luksic Abaroa
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     IN
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Luksburg Foundation
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Liechtenstein
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     HC
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Lanzville Investments Establishment
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Liechtenstein
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     HC
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Dolberg Finance Corporation Establishment
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Liechtenstein
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     HC
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Antofagasta P.L.C.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     England
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     CO
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Antofagasta Railway Company P.L.C.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     England
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     CO
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     The Andes Trust Limited
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     England
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     HC
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Anaconda South America Inc.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     HC
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Northern Mines Sociedad Contractual Minera
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     CO
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Ruana Copper Corporation Establishment
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Liechtenstein
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     HC
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Ruana Copper A.G. Agencia Chile
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     HC
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Guillermo Luksic Craig
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     IN
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Nicolas Luksic Puga
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     IN
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Sociedad Inmobiliaria y de Inversiones Rio Claro Limitada
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     HC
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Andronico Luksic Craig
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     IN
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Patricia Lederer Tcherniak
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     IN
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Inversiones Consolidadas S.A.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     HC
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Inversiones Salta S.A.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     HC
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Andronico Luksic Lederer
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     IN
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Davor Luksic Lederer
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     IN
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Max Luksic Lederer
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     IN
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Dax Luksic Lederer
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     IN
________________________________________________________________________________

CUSIP No. 059504100
________________________________________________________________________________
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Inversiones FCAB Ltda.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS

     OO
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
________________________________________________________________________________
               7    SOLE VOTING POWER

                    35,506,306,552
               _________________________________________________________________
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           35,506,306,552
    WITH       _________________________________________________________________
               10   SHARED DISPOSITIVE POWER


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,506,306,552
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     HC
________________________________________________________________________________

            LQ Inversiones Financieras S.A., Quinenco S.A., Andronico Luksic Abaroa, Luksburg Foundation, Lanzville Investments Establishment, Dolberg Finance Corporation Establishment, Antofagasta P.L.C., Antofagasta Railway Company P.L.C., The Andes Trust Limited, Anaconda South America Inc., Northern Mines Sociedad Contractual Minera, Ruana Copper Corporation Establishment, Ruana Copper A.G. Agencia Chile, Inversiones FCAB Ltda., Guillermo Luksic Craig, Nicolas Luksic Puga, Sociedad Inmobiliaria y de Inversiones Rio Claro Limitada, Andronico Luksic Craig, Patricia Lederer Tcherniak, Inversiones Consolidadas S.A., Andronico Luksic Lederer, Davor Luksic Lederer, Max Luksic Lederer, Dax Luksic Lederer and Inversiones Salta S.A. (the "Reporting Persons" or the "Group") hereby amend the Schedule 13D for the Group, dated January 11, 2002 (the "Schedule 13D"), filed in respect to the F Shares, mandatorily convertible into shares of Common Stock without nominal (par) value of Banco de Chile, an open stock banking corporation (sociedad anonima bancaria abierta) organized under the laws of the Republic of Chile.

            Banco de Chile's F Shares, mandatorily convertible into shares of Common Stock without nominal (par) value, are referred to herein as the "F Shares." The Common Stock without nominal (par) value of Banco de Chile is herein referred to as the "Common Shares" or, alternately, the "Common Stock." Banco de A. Edwards, a Chilean open stock banking corporation (sociedad anonima bancaria abierta), which was merged into Banco de Chile on January 1, 2002, is referred to herein as "Banco Edwards." Banco de Chile is sometimes referred to herein as the "Bank." References to "UF" refer to Unidades de Fomento, which are inflation-indexed, Chilean peso-denominated monetary units.

            References to share ownership herein refer to "beneficial ownership" as defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), unless otherwise stated. References to share ownership herein, unless stated otherwise, do not reflect the Reporting Persons percentage dividend rights, which have been pledged in certain circumstances, as further discussed in Item 5(d) and Item 6 below.

Item 1. Security and Issuer.

            Item 1 of the Schedule 13D is hereby amended and restated in its entirety as follows:

            On March 21, 2002, Banco de Chile declared and paid to the holders of its F Shares the dividends with respect to Banco Edwards' 2001 income and, as a result of those dividends being declared and paid, the F Shares were automatically converted into Banco de Chile's Common Shares, on a one-to-one basis. This amendment provides disclosure relating to all of the Common Stock beneficially owned by the Group as of the date of this filing, which includes:
(a) the Common Stock converted from the F Shares on March 21, 2002 and (b) the Common Stock already beneficially owned by the Group prior to that date.

            Banco de Chile's principal executive offices are located at 251 Ahumada, Santiago, Chile.

Item 2. Identity and Background.

            Item 2 of the Schedule 13D is hereby amended and restated in its entirety as follows:

            (a)-(c), (f) This statement is being filed by the following persons:

            LQ Inversiones Financieras S.A., a company organized under the laws of Chile ("LQ Inversiones"), is engaged principally in the financial sector of Chile through the ownership of Common Shares of the Bank. LQ Inversiones' principal business address is Enrique Foster Sur 20, 14th Floor, Santiago, Chile. LQ Inversiones is a subsidiary of Quinenco S.A. ("Quinenco").

            Quinenco S.A., a corporation organized under the laws of Chile, is engaged principally in the financial, industrial and services sectors in Chile through its ownership of companies in the financial services, copper and aluminum products, food and beverages, hotel services, telecommunications services and real estate businesses. Quinenco's principal business address is Enrique Foster Sur 20, 14th Floor, Santiago, Chile.

            Andronico Luksic Abaroa, a Chilean citizen, resides in Chile and has his principal business address at Ahumada 11, 10th Floor, Santiago, Chile. Mr. Andronico Luksic Abaroa is a member of a reporting group that beneficially owns 82.4% of the outstanding ordinary shares of Quinenco (the "Quinenco Group" and, together with Quinenco and LQ Inversiones, the "Reporting Persons").

            The Luksburg Foundation (the "Luksburg Foundation"), a foundation operating under the laws of the Principality of Liechtenstein ("Liechtenstein"), is a foundation whose main purpose is to hold shares of Quinenco and various other companies. The Luksburg Foundation's principal business address is Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein. The Luksburg Foundation is a member of the Quinenco Group.

            Lanzville Investments Establishment, an establishment organized under the laws of Liechtenstein ("Lanzville"), is a holding company whose main purpose is to hold shares of Quinenco and various other companies. Lanzville's principal business address is Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein. Lanzville is a member of the Quinenco Group.

            Dolberg Finance Corporation Establishment, an establishment organized under the laws of Liechtenstein ("Dolberg"), is a holding company whose main purpose is to hold shares of Quinenco and various other companies. Dolberg's principal business address is Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein. Dolberg is a member of the Quinenco Group.

            Antofagasta P.L.C. is a company organized under the laws of England ("Antofagasta") whose main purpose is to hold shares of Quinenco and various other companies and also to engage in the mining and railway businesses. Antofagasta's principal business address is Park House, 16 Finsbury Circus, London EC2M 7AH. Antofagasta is a member of the Quinenco Group.

            Antofagasta Railway Company P.L.C., a company organized under the laws of England ("Antofagasta Chile"), is engaged principally in the railway and transportation businesses. Antofagasta Chile's principal business address is Park House, 16 Finsbury Circus, London EC2M 7AH. Antofagasta Chile is a member of the Quinenco Group.

            The Andes Trust Limited, a company organized under the laws of England (the "Andes Trust"), is a holding company whose main purpose is to hold shares of Quinenco and various other companies. The Andes Trust's principal business address is Park House, 16 Finsbury Circus, London EC2M 7AH. The Andes Trust is a member of the Quinenco Group.

            Anaconda South America Inc., a corporation organized under the laws of the State of Delaware, United States of America ("Anaconda"), is a holding company whose main purpose is to hold shares of Quinenco and various other companies. Anaconda's principal business address is Park House, 16 Finsbury Circus, London EC2M 7AH. Anaconda is a member of the Quinenco Group.

            Northern Mines Sociedad Contractual Minera, a contractual mining company organized under the laws of Chile ("Northern Mines"), is engaged principally in the mining business. Northern Mine's principal business address is Bolivar 255, Antofagasta, Chile. Northern Mines is a member of the Quinenco Group.

            Ruana Copper Corporation Establishment, an establishment organized under the laws of Liechtenstein ("Ruana Copper"), is a holding company whose main purpose is to hold shares of Quinenco and various other companies. Ruana Copper's principal business address is Heilgkreuz 6, FL-9490 Vaduz, Liechtenstein. Ruana Copper is a member of the Quinenco Group.

            Ruana Copper A.G. Agencia Chile, an agent company of Ruana Copper Corporation Establishment, organized under the laws of Chile ("Ruana Copper Chile"), is a holding company whose main purpose is to hold shares of Quinenco and various other companies. Ruana Copper Chile's principal business address is Ahumada 11, 6th Floor, Santiago, Chile. Ruana Copper Chile is a member of the Quinenco Group.

            Guillermo Luksic Craig, a Chilean citizen, resides in Chile and has his principal business address at Enrique Foster Sur 20, 16th Floor, Santiago, Chile. Mr. Guillermo Luksic Craig is the Chairman of the Board of Directors of Quinenco and a member of the Quinenco Group.

            Nicolas Luksic Puga, a Chilean citizen, resides at Camino San Antonio 883, Las Condes, Santiago, Chile. Mr. Nicolas Luksic Puga is a student and is a member of the Quinenco Group.

            Sociedad Inmobiliaria y de Inversiones Rio Claro Limitada, a limited liability company organized under the laws of Chile ("Rio Claro"), is a holding company whose main purpose is to hold shares of Quinenco and various other companies. Rio Claro's principal business address is at Enrique Foster Sur 20, 18th Floor, Santiago, Chile. Rio Claro is a member of the Quinenco Group.

            Andronico Luksic Craig, a Chilean citizen, resides in Chile and has his principal business address at Enrique Foster Sur 20, 16th Floor, Santiago, Chile. Mr. Andronico Luksic

Craig is the Vice Chairman of the Board of Directors of Quinenco and a member of the Quinenco Group.

            Patricia Lederer Tcherniak, a Chilean citizen, resides in Chile and has her principal business address at Enrique Foster Sur 20, 18th Floor, Santiago, Chile. Mrs. Patricia Lederer Tcherniak is a member of the Quinenco Group.

            Inversiones Consolidadas S.A., a corporation organized under the laws of Chile ("Inversiones Consolidadas"), is a holding company whose main purpose is to hold shares of Quinenco and various other companies. Inversiones Consolidadas's principal business address is Enrique Foster Sur 20, 18th Floor, Santiago, Chile. Inversiones Consolidadas is a member of the Quinenco Group.

            Inversiones Salta S.A., a corporation organized under the laws of Chile ("Inversiones Salta"), is a holding company whose main purpose is to hold shares of Quinenco and various other companies. Inversiones Salta's principal business address is Enrique Foster Sur 20, 18th Floor, Santiago, Chile. Inversiones Salta is a member of the Quinenco Group.

            Andronico Luksic Lederer, a Chilean citizen, resides in Chile and has his principal business address at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Chile. Mr. Andronico Luksic Lederer is a student and is a member of the Quinenco Group.

            Davor Luksic Lederer, a Chilean citizen, resides in Chile and has his principal business address at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Chile. Mr. Davor Luksic Lederer is a student and is a member of the Quinenco Group.

            Max Luksic Lederer, a Chilean citizen, resides in Chile and has his principal business address at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Chile. Mr. Max Luksic Lederer is the minor son of Andronico Luksic Craig and is a member of the Quinenco Group.

            Dax Luksic Lederer, a Chilean citizen, resides in Chile and has his principal business address at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Chile. Mr. Dax Luksic Lederer is the minor son of Andronico Luksic Craig and is a member of the Quinenco Group.

            Inversiones FCAB Ltda., a limited liability company organized under the laws of Chile ("Inversiones FCAB"), is a holding company whose main purpose is to hold shares of Quinenco and various other companies. Inversiones FCAB's principal business address is Bolivar 255, Antofagasta, Chile. Inversiones FCAB is a member of the Quinenco Group.

            (d) None of the Reporting Persons, or to the best knowledge of each of the Reporting Persons, any of the persons listed in Schedule A hereto, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the last five years.

            (e) During the last five years, none of the Reporting Persons, or to the best knowledge of each Reporting Person, any of the persons listed in Schedule A hereto, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which any such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation of such law.

Item 3. Source and Amount of Funds or Other Consideration.

            Item 3 of the Schedule 13D is hereby amended and restricted in its entirety as follows:

      Banco de Chile Common Stock Converted From F Shares on March 21, 2002.

            On January 1, 2002, the merger of Banco Edwards into Banco de Chile (the "merger"), was effected with Banco de Chile being the surviving entity. Upon the merger, each share of Banco Edwards' common stock was converted into the right to receive 3.135826295 of Banco de Chile's F Shares. At January 1, 2002, the F Shares equaled, in the aggregate, 34% of Banco de Chile's 68,079,783,605 outstanding shares.

            On January 1, 2002, LQ Inversiones, one of the Reporting Persons, received 11,845,494,384 F Shares, representing 51.17% of the outstanding F Shares, in connection with the merger of Banco Edwards into Banco de Chile, in exchange for the 3,777,471,478 common shares of Banco Edwards it owned. The F Shares had the same rights as Banco de Chile's Common Stock, except that the F Shares entitled holders to receive dividends in 2002 with respect to Banco Edwards' 2001 income. Upon those dividends being declared and paid on March 21, 2002, the F Shares automatically converted on a one-to-one basis into shares of Banco de Chile Common Stock. There are now no outstanding F Shares.

            The Banco Edwards shares exchanged for the Bank's F Shares were acquired by the Reporting Persons between September 1999 and December 1999. These purchases of Banco Edwards shares were financed from working capital of Quinenco. A Schedule 13D with respect to such shares was filed by the Reporting Persons on September 7, 1999, with amendments thereto being filed on September 29, 1999, October 29, 1999, November 13, 2001 and January 11, 2002. Reference is made to such Schedule 13D, as amended, for further information relating to the Reporting Persons' acquisition of Banco Edwards shares.

      Banco de Chile Common Stock Beneficially Owned in Addition to Common Stock Converted from F Shares.

            Prior to the conversion of the F Shares into Common Shares, the Reporting Persons already held certain other Common Shares that they began acquiring in 1999, as discussed below. These Common Shares are held both directly by LQ Inversiones and indirectly through the Reporting Persons' interest in Sociedad Matriz Banco de Chile S.A. ("SM Chile"). Upon the consummation of the merger, SM Chile owned a direct 18.5% interest in the Bank and owned an additional 42% interest in the Bank through SM Chile's wholly-owned subsidiary, SAOS (as defined in Item 5).

            Between October 18, 1999 and December 30, 1999, Quinenco, one of the Reporting Persons, acquired an 8% interest in Banco de Chile through the purchase of Shares of Banco de Chile and indirectly through the purchase of shares of SM Chile. The acquisitions took place in Chile through a series of privately negotiated purchases and open market transactions for a total purchase price of Ch$38,922 million, equivalent to US$73.4 million (historic value as of December 31, 1999). The shares purchased included 90.6 million Banco de Chile Common Shares, 265.0 million of SM Chile's Series A shares, 653.2 million of SM Chile's Series B shares, 92.1 million of SM Chile's Series D shares and 79.0 million of SM Chile's Series E shares. The acquisitions of the shares were financed from working capital of Quinenco.

            Through further open market purchases in Chile in 2000, Quinenco increased its interest in Banco de Chile from 8% in 1999, to 12.3% as of December 31, 2000. The acquisition cost of this additional 4.3% interest was approximately Ch$30,024 million, equivalent to US$52.3 million (historic value as of December 31, 2000). These acquisitions were financed from working capital of Quinenco.

            On December 14, 2000, Quinenco entered into an agreement with Banco de Chile's controlling shareholder group, led by Empresas Penta, to acquire, through LQ Inversiones, an additional 35.8% interest in Banco de Chile for UF19,766,052 (equivalent to US$541.3 million on the announcement date). This acquisition was completed on March 27, 2001.

            On February 6, 2001, Quinenco, through LQ Inversiones, launched a tender offer on the Chilean Stock Exchanges to acquire an additional 5% of the outstanding shares of SM Chile. The tender offer was successfully concluded on February 28, 2001. The shares purchased included 28.4 million of SM Chile's Series A shares, 550.0 million of SM Chile's Series B shares, 21.5 million of SM Chile's Series D shares, and 29.2 million of SM Chile's Series E shares. The shares acquired during the tender offer represented 5% of the outstanding shares of each series of the shares of SM Chile. The acquisition cost for the share purchase was Ch$36,212 million, equivalent to US$64.1 million (historic value on conclusion date). These tender offer acquisitions were financed with a combination of Quinenco's working capital and short term financing, such short term financing being replaced with the March 27, 2001 share acquisition financing described below.

            On March 27, 2001, Quinenco, through LQ Inversiones, acquired additional Common Shares of Banco de Chile and shares of SM Chile for a total purchase price of Ch$304,128 million, equivalent to US$515.7 million (historic value on transaction date) from the Bank's controlling shareholder group, led by Empresas Penta, per an agreement entered into on December 14, 2000, as discussed above. Financing of the transaction for UF12,437,783, equivalent to US$333.6 million (historic value on transaction date), was made pursuant to an agreement with the controlling shareholder group under a two-year interest-bearing note. LQ Inversiones also obtained financing for the acquisitions through bank loans with each of Banco del Estado (for an aggregate principal amount of UF4,667,000) and Banco Santiago (for an aggregate principal amount of UF1,732,555) in which Quinenco guaranteed the loans and Quinenco and LQ Inversiones pledged shares of Banco Edwards and of another Quinenco subsidiary. Remaining amounts were financed with Quinenco's working capital and intercompany loans. With this combination of working capital and bank and intercompany loans, Quinenco also financed the February 6, 2001 tender offer, discussed above. The shares purchased on March 27, 2001 included 1,466.8 million of Banco de Chile's Common Shares (representing 3.3% of the Bank's outstanding shares), 79.5 million of SM Chile's Series A shares (representing 14.0% of that series), 4,144.1 million of SM Chile's Series B shares (representing

37.7% of that series), 90.7 million of SM Chile's Series D shares (representing 21.1% of that series), 18.6 million of SM Chile's Series E shares (representing 3.2% of that series).

      Total Banco de Chile Ownership Following the March 27, 2001 Acquisition.

The Company's aggregate interest in Banco de Chile following the March 27, 2001 acquisitions discussed above was 52.7%, represented by:

            o 1,916.9 million shares of Banco de Chile's common shares, which represented a direct 4.3% ownership of the Bank's outstanding shares;

            o 377.5 million shares of SM Chile's Series A shares, which represented 66.5% of the outstanding shares of SM Chile;

            o 5,811.6 million shares of SM Chile's Series B shares, which represented 52.8% of the outstanding shares of SM Chile;

            o 223.4 million shares of SM Chile's Series D shares, which represented 52.0% of the outstanding shares of SM Chile; and

            o 47.9 million shares of SM Chile's Series E shares, which represented 8.2% of the outstanding shares of SM Chile.

      Total Banco de Chile Ownership Following the Merger.

The Company's aggregate interest in Banco de Chile following its January 1, 2002 merger with Banco Edwards is 52.2%, represented by:

            o 13,762.3 million shares of Banco de Chile's common shares, which represent a direct 20.2% ownership of the Bank's outstanding shares;

            o 377.5 million shares of SM Chile's Series A shares, which represent 66.5% of the outstanding shares of SM Chile;

            o 5,811.6 million shares of SM Chile's Series B shares, which represent 52.8% of the outstanding shares of SM Chile;

            o 223.4 million shares of SM Chile's Series D shares, which represent 52.0% of the outstanding shares of SM Chile; and

            o 47.9 million shares of SM Chile's Series E shares, which represent 8.2% of the outstanding shares of SM Chile.

While as of the consummation of the merger, the Reporting Persons hold a 52.2% interest in Banco de Chile (which includes the corresponding 52.2% of the voting power of the Common Stock of the Bank), the Reporting Persons' share of dividend rights upon the consummation of the merger total approximately 29.2% of the total dividend rights in the Common Stock of the Bank as a result of certain dividend rights having been pledged, as further discussed in Item 5(d) and Item 6 herein.

Item 4. Purpose of Transaction.

            Item 4 of the Schedule 13D is hereby amended and restated in its entirety as follows:

            Prior to the merger, the Reporting Persons controlled both Banco de Chile and Banco Edwards. With the merger of these two banks on January 1, 2002, the Reporting Persons maintain a controlling interest in the newly merged Bank. The Reporting Persons will evaluate continuously their investment in the Bank and, based on such evaluation and upon future developments (including, but not limited to, performance of the Common Stock in the market, availability of funds and stock market and general economic conditions), may from time to time purchase additional shares of Common Stock and may from time to time dispose of all or a portion of its shares of Common Stock through privately negotiated transactions, open market transactions or otherwise.

            Following the merger of Banco Edwards into Banco de Chile, the number of directors on Banco de Chile's Board of Directors increased from nine to eleven directors, with Andronico Luksic Craig and Jacob Ergas Ergas being added to Banco de Chile's Board on January 2, 2002. Both new directors had previously served on the Banco Edwards Board of Directors. This change in the Board was reflected in Banco de Chile's bylaws. Certain changes to Banco de Chile's management have also been made as a result of the merger.

Item 5. Interests in Securities of the Issuer.

            Item 5 of the Schedule 13D is hereby amended and restated in its entirety as follows:

            (a)-(b) See pages 2-26 of this Schedule 13D for the aggregate number and percentage of Common Shares beneficially owned by each Reporting Person, the number of Common Shares as to which there is sole or shared power to vote, or to direct the vote, and sole or shared power to dispose or to direct the disposition.

            (c) On January 1, 2002 the exchange of Banco Edwards shares for F Shares, as described in Items 1 and 3, was effected, with LQ Inversiones receiving 11,845,494,384 F Shares, representing 51.17% of the outstanding F Shares in exchange for the 3,777,471,478 common shares of Banco Edwards it had owned. Banco de Chile had filed a Form 8-A with the Securities and Exchange Commission on November 27, 2001, registering the F Shares pursuant to Section 12(b) of the Exchange Act. At January 1, 2002, the F Shares equaled, in the aggregate, 34% of Banco de Chile's 68,079,783,605 outstanding shares.

            In addition to their acquisition of Banco de Chile's F Shares on January 1, 2002, the Reporting Persons had previously acquired Common Shares of Banco de Chile, beginning in 1999. At January 1, 2002, the Reporting Persons had beneficial interests in 1,916,851,594 Common Shares, constituting 4.3% of the Bank's Common Shares. Together with its F Shares, on January 1, 2002 the Reporting Persons had beneficial interests in 20.2% of the Bank's 68,079,783,606 outstanding shares.

            On March 21, 2002, Banco de Chile declared and paid to the holders of its F Shares the dividends with respect to Banco Edwards' 2001 income and, as a result of such dividends being declared and paid, the F Shares were automatically converted into Banco de Chile's Common Shares, on a one-to-one basis. No consideration was paid relating to the conversion to Common Shares. There are now no outstanding F Shares.

            Upon the conversion of F Shares to Common Shares on March 21, 2002, the Reporting Persons had beneficial interests totaling 13,762,345,978 Common Shares, constituting 20.2% of the Bank's outstanding shares.

            (d) Sociedad Administradora de la Obligacion Subordinanada SAOS S.A. ("SAOS"), a 100%-owned subsidiary of SM Chile through which SM Chile holds 42% of its beneficial interest in the Common Shares, has pledged all of such shares to Chile's Central Bank (the "Central Bank") as collateral for the payment of certain indebtedness of SAOS held by the Central Bank, as discussed further in
Item 6. So long as those Common Shares remain pledged, the Central Bank has the right to receive and the power to direct the receipt of 42.8% of all dividends paid by Banco de Chile. Under certain conditions, the Central Bank also has the sole power to dispose or to direct the disposition of the pledged Common Shares and has rights to the proceeds of a sale of those shares. SM Chile retains the voting rights relating to the pledged Common Shares while these shares are pledged to the Central Bank.

            (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

            Item 6 of the Schedule 13D is hereby amended and restated in its entirety as follows:

            Prior to the abovementioned merger of Banco Edwards into Banco de Chile, certain subsidiaries of LQ Inversiones had pledged shares of Banco Edwards common stock as collateral for certain loans. Upon the merger, those shares were converted into F Shares of Banco de Chile and now have converted into the Bank's Common Shares, as discussed above. The agreements relating to the pledge of Banco Edwards shares (now Common Shares) are listed below:

            o Agreement (attached as Exhibit 3), dated December 20, 2000, among Banco del Estado de Chile, as lender, Agricola El Penon S.A. (a 96.05% owned subsidiary of Quinenco), as borrower, and LQ Inversiones and Quinenco, as guarantors, for the principal amount of UF1,100,000, such loan maturing May 2005, under which 599,657,800 Banco Edwards common shares were pledged to secure payment of the loan. This Agreement was amended to extend the loan payment schedule and maturity date to May 2006 pursuant to a Note Amendment dated April 23, 2002 (See Exhibit
                  16).

            o Agreement (attached as Exhibit 4), dated December 20, 2000, among Banco del Estado de Chile, as lender, Inversiones Ranquil S.A. (a wholly owned subsidiary of Quinenco), as borrower, and LQ Inversiones and Quinenco, as guarantors, for the principal amount of UF720,000, such loan maturing May 2005, under which 392,503,290 Banco Edwards common shares were pledged to secure payment of the loan. This Agreement was amended to extend the loan payment schedule and maturity date to May 2006 pursuant to a Note Amendment dated April 23, 2002 (See Exhibit
                  16).

            o Agreement (attached as Exhibit 5), dated December 20, 2000, among Banco del Estado de Chile, as lender, Inmobiliaria e Inversiones Hidroindustriales S.A. (a wholly owned subsidiary of Quinenco), as borrower, and LQ Inversiones and Quinenco, as guarantors, for the principal amount of UF727,000, such loan maturing May 2005, under which 396,319,290 Banco Edwards common shares were pledged to secure payment of the loan. This Agreement was amended to extend the loan payment schedule and maturity date to May 2006 pursuant to a Note Amendment dated April 23, 2002 (See Exhibit 16).

            o Agreement (attached as Exhibit 6), dated December 20, 2000, between Banco del Estado de Chile, as lender, VTR S.A. (a wholly owned subsidiary of Quinenco), as borrower, and LQ Inversiones and Quinenco, as guarantors, for the principal amount of UF750,000, such loan maturing May 2005, under which 408,857,590 Banco Edwards common shares were pledged to secure payment of the loan. This Agreement was amended to extend the loan payment schedule and maturity date to May 2006 pursuant to a Note Amendment dated April 23, 2002 (See Exhibit 16).

            o Agreement (attached as Exhibit 7), dated December 20, 2000, between Banco del Estado de Chile, as lender, Inversiones y Bosques S.A. (a wholly owned subsidiary of Quinenco), as borrower, and LQ Inversiones Quinenco and Inversiones Rio Grande S.A., as guarantors, for the principal amount of UF700,000, such loan maturing May 2005, under which 187,970,732 Banco Edwards common shares were pledged to secure payment of the loan. This Agreement was amended to extend the loan payment schedule and maturity date to May 2006 pursuant to a Note Amendment dated April 23, 2002 (See Exhibit 16).

            o Loan Agreement (attached as Exhibit 8), dated December 26, 2001, between BBVA Banco BHIF, as lender, and LQ Inversiones, as borrower, for the principal amount of UF1,640,000, such loan maturing December 2004, under which 574,264,000 Banco Edwards common shares were pledged to secure payment of the loan.

            In several instances LQ Inversiones pledged as collateral for loans the Common Stock of Banco de Chile and also the shares of SM Chile, through which LQ Inversiones holds some of its Banco de Chile Common Stock. The agreements making these pledges are listed below:

            o Loan, Pledge of Shares and Guaranty Agreement with Joint and Several Liability (attached as Exhibit 9), dated December 15, 2000, between Banco Santiago, as lender, and LQ Inversiones, as borrower, for the principal amount of UF1,732,555, such loan maturing December 2005, under which

                  1,227,293,606 Series B shares of SM Chile were pledged to secure payment of the loan.

            o Certain Share Purchase Agreements (attached as Exhibits 10-14), each dated March 27, 2001, whereby sellers of Banco de Chile and SM Chile shares, led by Empresas Penta S.A., financed part of the purchase price of such shares purchased by LQ Inversiones, as buyer/borrower, the aggregate principal amount of UF6,107,214, such deferred payment due March 2003, under which the following shares were pledged: 1,466,752,180 Common Shares of Banco de Chile, 79,490,585 Series A shares of SM Chile, 4,144,103,808 Series B shares of SM Chile, 90,669,413 Series D shares of SM Chile, and 18,621,091 Series E shares of SM Chile. The financing relating to these Share Purchase Agreements have now been paid in full.

            Additionally, following the merger, LQ Inversiones has pledged Banco de Chile F Shares (now Common Shares) in the following agreement:

            o Pledge Agreement (attached as Exhibit 15), dated January 9, 2002, between Deutsche Bank AG Cayman Island Branch, as lender, and LQ Inversiones, as borrower, relating to a loan in the principal amount of US$65,000,000, loan maturing between April 2003 and April 2006, under which 2,950,000,000 F Shares were pledged to secure payment of the loan. This Pledge Agreement was amended pursuant to the First Amendment and Waiver to Senior Secured Credit Agreement, dated May 22, 2002 (attached as Exhibit 17).

            Further, following Banco de Chile's 1996 reorganization, SM Chile's wholly-owned subsidiary, SAOS, S.A., pursuant to an agreement with the Chilean Central Bank, assumed a payment obligation which replaced debt owed to the Central Bank by Banco de Chile. In exchange for assuming the Central Bank indebtedness, SAOS received Banco de Chile Common Stock from SM Chile. SAOS is now solely responsible for this UF-denominated obligation over the balance of its 40-year term. As part of its obligation, SAOS pledged Banco de Chile Common Shares as collateral. Dividends received from Banco de Chile are the sole source of SAOS's revenues, which it is required to apply to repay this indebtedness. However, under SAOS's agreement with the Central Bank, Banco de Chile has no obligation to distribute dividends to its shareholders. To the extent distributed dividends are not sufficient to pay the amount due on this indebtedness, SAOS is permitted to maintain a cumulative deficit balance with the Central Bank that SAOS commits to pay with future dividends. If the cumulative deficit balance exceeds an amount equal to 20% of Banco de Chile's total capital, the Central Bank may require SAOS to sell a sufficient number of Shares of Banco de Chile to pay the entire deficit amount accumulated. The shareholders of SM Chile have a right of first refusal with respect to that sale. As of June 30, 2002, SAOS maintained a deficit balance with the Central Bank of UF315,775 (equivalent to US$7.5 million), equivalent to less than 1% of Banco de Chile's total capital and reserves (US$772.2 million) as of the same date.

            If from time to time in the future Banco de Chile's shareholders decide to retain and capitalize all or part of its annual net income in order to finance its future growth, and to distribute stock dividends among its shareholders, the Central Bank may require Banco de Chile to pay the portion of the net income corresponding to shares owned by SAOS in cash to SAOS.

If Banco de Chile distributes stock dividends and the Central Bank does not require the bank to pay that portion in cash, the shares received by SAOS must be sold by SAOS within the following 12 months.

            The descriptions of shares pledged in this Item 6 are qualified in their entirety by reference to Exhibits 3-15 hereto, which are hereby incorporated herein by reference.

            The terms of the contracts and arrangements referenced in this Item 6 require additional shares be pledged or allow the entities having pledged shares to withdraw shares from being pledged under certain circumstances. Therefore, where such contracts and arrangements remain outstanding, the shares pledged and the number of such shares will have changed from the date these contracts and arrangements were originally entered into and may continue to change from time to time based on the terms of those contracts and arrangements (each, incorporated by reference herein) and the circumstances referenced by such terms.

Item 7. Material to be Filed as Exhibits.

      The following are filed with this statement:

1. Joint Filing Agreements, together with Powers of Attorney from each of Luksburg Foundation, Dolberg Finance Corporation Establishment, Lanzville Investments Establishment, Ruana Copper A.G. Agencia Chile, Northern Mines Sociedad Contractual Minera, Anaconda South America Inc., The Andes Trust Limited, Antofagasta Railway Company P.L.C., Antofagasta P.L.C., Ruana Copper Corporation Establishment, Patricia Lederer Tcherniak, Nicolas Luksic Puga, Guillermo Luksic Craig, Andronico Luksic Abaroa, Andronico Luksic Craig, Sociedad Inmobiliaria y de Inversiones Rio Claro Limitada, Inversiones Salta S.A., Inversiones Consolidadas S.A., Inversiones FCAB Ltda., Andronico Luksic Lederer, Davor Luksic Lederer, Max Luksic Lederer, Dax Luksic Lederer and LQ Inversiones Financieras S.A.*

2. Merger Agreement between Banco de Chile and Banco de A. Edwards, dated as of October 3, 2001 (together with an English translation thereof)*

3. Agreement, dated December 20, 2000, among Agricola El Penon S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
      (a) Spanish language version*
      (b) English translation

4. Agreement, dated December 20, 2000, among Inversiones Ranquil S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
      (a) Spanish language version*
      (b) English translation

5. Agreement, dated December 20, 2000, among Inmobiliaria e Inversiones Hidroindustriales S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
      (a) Spanish language version*
      (b) English translation

6. Agreement, dated December 20, 2000, among VTR S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
      (a) Spanish language version*
      (b) English translation

7. Agreement, dated December 20, 2000, among Inversiones y Bosques S.A., Quinenco S.A., LQ Inversiones Financieras S.A., Inversiones Rio Grande S.A. and Banco del Estado de Chile
      (a) Spanish language version*
      (b) English translation

8. Loan Agreement, dated December 26, 2001, between LQ Inversiones Financieras S.A. and BBVA Banco BHIF
      (a) Spanish language version*
      (b) English translation

9. Loan, Pledge of Shares and Guaranty Agreement with Joint and Several Liability, dated December 15, 2000, between LQ Inversiones Financieras S.A. and Banco Santiago
      (a) Spanish language version*
      (b) English translation

10. Share Purchase Agreement, dated March 27, 2001, between Empresas Penta S.A. and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
      (a) Spanish language version*
      (b) English translation

11. Share Purchase Agreement, dated March 27, 2001, between Sociedad de Inversiones y Rentas Megeve Limitada and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
      (a) Spanish language version*
      (b) English translation

12. Share Purchase Agreement, dated March 27, 2001, between Sociedad Comercial y Editorial Santiago Limitada and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
      (a) Spanish language version*
      (b) English translation

13. Share Purchase Agreement, dated March 27, 2001, between Consorcio Financiero S.A. and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
      (a) Spanish language version*
      (b) English translation

14. Share Purchase Agreement, dated March 27, 2001, between Inversiones Las Arenas Sociedad Anonima and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
      (a) Spanish language version*
      (b) English translation

15. Pledge Agreement, dated January 9, 2002, between LQ Inversiones Financieras S.A. and Deutsche Bank AG Cayman Islands Branch
      (a) Spanish language version*
      (b) English translation

16. Note Amendment, dated April 23, 2002, among Agricola El Penon S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
      (a) Spanish language version**
      (b) English summary***

17. First Amendment and Waiver to Senior Secured Credit Agreement, dated May 22, 2002, between LQ Inversiones Financieras S.A. and Deutsche Bank AG Cayman Islands Branch

----------

* Exhibit previously filed

** Pursuant to Rule 12b-31 under the Exchange Act, only one of the five Note Amendments referenced in the second paragraph of Item 6 herein, each dated April 23, 2002, is filed herewith. The schedule below sets forth the material details (consisting only of the names of the parties to such Note Amendments) in which the four documents which are not filed hereto differ from Exhibit 16:

      Note Amendment

      Note Amendment among Inversiones Ranquil S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

      Note Amendment among Inmobiliaria e Inversiones Hidroindustriales S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

      Note Amendment among VTR S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

      Note Amendment among Inversiones y Bosques S.A., Quinenco S.A., LQ Inversiones Financieras S.A., Inversiones Rio Grande S.A. and Banco del Estado de Chile

*** Pursuant to Rule 12b-12(d) under the Exchange Act, an English summary is provided.

                                                                    Schedule A-1

       Directors and Executive Officers of LQ Inversiones Financieras S.A.

Directors:

1.    Name:                    Francisco Perez Mackenna
      Principal Occupation:    Chief Executive Officer of Quinenco S.A.
      Business Address:        Enrique Foster Sur 20, 14th Floor
                               Santiago, Chile
      Citizenship:             Chilean

2.    Name:                    Manuel Jose Noguera Eyzaguirre
      Principal Occupation:    Chief Legal Counsel of Quinenco S.A.
      Business Address:        Enrique Foster Sur 20, 14th Floor
                               Santiago, Chile
      Citizenship:             Chilean

3.    Name:                    Luis Hernan Paul Fresno
      Principal Occupation:    Strategy and Performance Appraisal Manager of
                               Quinenco S.A.
      Business Address:        Enrique Foster Sur 20, 14th Floor
                               Santiago, Chile
      Citizenship:             Chilean

4.    Name:                    Felipe Joannon Vergara
      Principal Occupation:    Development Manager of Quinenco S.A.
      Business Address:        Enrique Foster Sur 20, 14th Floor
                               Santiago, Chile
      Citizenship:             Chilean

5.    Name:                    Martin Rodriguez Guiraldes
      Principal Occupation:    Merger and Acquisitions Manager of Quinenco S.A.
      Business Address:        Enrique Foster Sur 20, 14th Floor
                               Santiago, Chile
      Citizenship:             Chilean

Executive Officers:

1.    Name:                    Luis Fernando Antunez Bories
      Principal Occupation:    Chief Executive Officer of LQ Inversiones, Chief
                               Financial Officer of Quinenco S.A.
      Business Address:        Enrique Foster Sur 20, 14th Floor
                               Santiago, Chile
      Citizenship:             Chilean

                                                                    Schedule A-2

                Directors and Executive Officers of Quinenco S.A.

Directors:

1.    Name:                    Guillermo Luksic Craig
      Principal Occupation:    Chairman of the Board of Directors of Quinenco,
                               Director of various companies
      Business Address:        Enrique Foster Sur 20, 16th Floor
                               Santiago, Chile
      Citizenship:             Chilean

2.    Name:                    Andronico Luksic Craig
      Principal Occupation:    Vice Chairman of the Board of Directors of
                               Quinenco, Director of various companies
      Business Address:        Enrique Foster Sur 20, 16th Floor
                               Santiago, Chile
      Citizenship:             Chilean

3.    Name:                    Philip J. Adeane
      Principal Occupation:    General Manager of Antofagasta P.L.C.
      Business Address:        Park House, 16 Finsbury Circus
                               London EC2M 7AH
      Citizenship:             British

4.    Name:                    Hernan Buchi Buc
      Principal Occupation:    Director of various companies
      Business Address:        San Crecente 551
                               Las Condes, Santiago, Chile
      Citizenship:             Chilean

5.    Name:                    Joaquin Errazuriz Hochschild
      Principal Occupation:    Engineer (self-employed)
      Business Address:        Roman Diaz 205, Office 301
                               Providencia, Santiago, Chile
      Citizenship:             Chilean

6.    Name:                    Juan Andres Fontaine Talavera
      Principal Occupation:    Owner, Fontaine Consultants
      Business Address:        Santa Lucia 188, 6th Floor
                               Santiago, Chile
      Citizenship:             Chilean

7.    Name:                    Jean Paul Luksic Fontbona
      Principal Occupation:    Director of various companies
      Business Address:        Ahumada 11, 6th Floor
                               Santiago, Chile
      Citizenship:             Chilean

8.    Name:                    Gonzalo Menedez Duque
      Principal Occupation:    Director of various companies
      Business Address:        Teatinos 180, 13th Floor, Suite 1322
                               Santiago, Chile
      Citizenship:             Chilean

9.    Name:                    Vladimir Radic Piraino
      Principal Occupation:    Director of various companies
      Business Address:        Ahumada 11, 10th Floor
                               Santiago, Chile
      Citizenship:             Chilean

Executive Officers:

1.    Name:                    Francisco Perez Mackenna
      Title:                   Chief Executive Officer
      Citizenship:             Chilean

2.    Name:                    Luis Fernando Antunez Bories
      Title:                   Chief Financial Officer
      Citizenship:             Chilean

3.    Name:                    Felipe Joannon Vergara
      Title:                   Managing Director, Business Development
      Citizenship:             Chilean

4.    Name:                    Luis Hernan Paul Fresno
      Title:                   Managing Director, Strategy and Performance
                               Appraisal
      Citizenship:             Chilean

5.    Name:                    Sergio Cavagnaro Santa Maria
      Title:                   Managing Director, Human Resources and Technology
      Citizenship:             Chilean

6.    Name:                    Manuel Jose Noguera Eyzaguirre
      Title:                   Chief Legal Counsel
      Citizenship:             Chilean

                                                                    Schedule A-3

           Directors and Executive Officers of the Luksburg Foundation

1.    Name:                    Andronico Luksic Abaroa
      Principal Occupation:    Director of various companies
      Business Address:        Ahumada 11, 10th Floor
                               Santiago, Chile
      Citizenship:             Chilean

2.    Name:                    Andronico Luksic Craig
      Principal Occupation:    Vice Chairman of the Board of Directors of
                               Quinenco, Director of various companies
      Business Address:        Enrique Foster Sur 20, 16th Floor
                               Santiago, Chile
      Citizenship:             Chilean

3.    Name:                    Guillermo Luksic Craig
      Principal Occupation:    Chairman of the Board of Directors of Quinenco,
                               Director of various companies
      Business Address:        Enrique Foster Sur 20, 16th Floor
                               Santiago, Chile
      Citizenship:             Chilean

4.    Name:                    Jean Paul Luksic Fontbona
      Principal Occupation:    Director of Quinenco,
                               Director of various companies
      Business Address:        Ahumada 11, 6th Floor
                               Santiago, Chile
      Citizenship:             Chilean

5.    Name:                    Peter Marxer
      Principal Occupation:    Lawyer, Marxer & Partner
      Business Address:        Heiligkreuz 6
                               Vaduz, Liechtenstein
      Citizenship:             Liechtenstein

                                                                    Schedule A-4

     Directors and Executive Officers of Lanzville Investments Establishment

1.    Name:                    Andronico Luksic Abaroa
      Principal Occupation:    Director of various companies
      Business Address:        Ahumada 11, l0th Floor
                               Santiago, Chile
      Citizenship:             Chilean

2.    Name:                    Andronico Luksic Craig
      Principal Occupation:    Vice Chairman of the Board of Directors of
                               Quinenco, Director of various companies
      Business Address:        Enrique Foster Sur 20, 16th Floor
                               Santiago, Chile
      Citizenship:             Chilean

3.    Name:                    Guillermo Luksic Craig
      Principal Occupation:    Chairman of the Board of Directors of Quinenco,
                               Director of various companies
      Business Address:        Enrique Foster Sur 20, 16th Floor
                               Santiago, Chile
      Citizenship:             Chilean

4.    Name:                    Jean Paul Luksic Fontbona
      Principal Occupation:    Director of Quinenco,
                               Director of various companies
      Business Address:        Ahumada 11, 6th Floor
                               Santiago, Chile
      Citizenship:             Chilean

                                                                    Schedule A-5

  Directors and Executive Officers of Dolberg Finance Corporation Establishment

1.    Name:                    Andronico Luksic Abaroa
      Principal Occupation:    Director of various companies
      Business Address:        Ahumada 11, 10th Floor
                               Santiago, Chile
      Citizenship:             Chilean

2.    Name:                    Andronico Luksic Craig
      Principal Occupation:    Chairman of the Board of Directors of Quinenco,
                               Director of various companies
      Business Address:        Enrique Foster Sur 20, 16th Floor
                               Santiago, Chile
      Citizenship:             Chilean

3.    Name:                    Guillermo Luksic Craig
      Principal Occupation:    Chairman of the Board of Directors of Quinenco,
                               Director of various companies
      Business Address:        Enrique Foster Sur 20, 16th Floor
                               Santiago, Chile
      Citizenship:             Chilean

4.    Name:                    Jean Paul Luksic Fontbona
      Principal Occupation:    Director of Quinenco,
                               Director of various companies
      Business Address:        Ahumada 11, 6th Floor
                               Santiago, Chile
      Citizenship:             Chilean

5.    Name:                    Karl Josef Hier
      Principal Occupation:    Lawyer, Marxer & Partner
      Business Address:        Heiligkreuz 6
                               Vaduz, Liechtenstein
      Citizenship:             Liechtenstein

                                                                    Schedule A-6

             Directors and Executive Officers of Antofagasta P.L.C.

1.    Name:                    Andronico Luksic Abaroa
      Principal Occupation:    Director of various companies
      Business Address:        Ahumada 11, 10th Floor
                               Santiago, Chile
      Citizenship:             Chilean

2.    Name:                    Jean Paul Luksic Fontbona
      Principal Occupation:    Director of Quinenco,
                               Director of various companies
      Business Address:        Ahumada 11, 6th Floor
                               Santiago, Chile
      Citizenship:             Chilean

3.    Name:                    Philip J. Adeane
      Principal Occupation:    General Manager of Antofagasta P.L.C.
      Business Address:        Park House, 16 Finsbury Circus
                               London EC2M 7AH
      Citizenship:             British

4.    Name:                    Charles Bailey
      Principal Occupation:    Consultant (self-employed)
      Business Address:        Park House, 16 Finsbury Circus
                               London EC2M 7AH
      Citizenship:             British

5.    Name:                    Gonzalo Menendez Duque
      Principal Occupation:    Director of Quinenco,
                               Director of various companies
      Business Address:        Teatinos 180, 13th Floor, Suite 1322
                               Santiago, Chile
      Citizenship:             Chilean

6.    Name:                    Ramon Jara Araya
      Principal Occupation:    Lawyer, General Legal Counsel, Antofagasta P.L.C.
      Business Address:        Ahumada 11, 6th Floor
                               Santiago, Chile
      Citizenship:             Chilean

                                                                    Schedule A-7

     Directors and Executive Officers of Antofagasta Railway Company P.L.C.

1.    Name:                    Andronico Luksic Abaroa
      Principal Occupation:    Director of various companies
      Business Address:        Ahumada 11, 10th Floor
                               Santiago, Chile
      Citizenship:             Chilean

2.    Name:                    Jean Paul Luksic Fontbona
      Principal Occupation:    Director of Quinenco,
                               Director of various companies
      Business Address:        Ahumada 11, 6th Floor
                               Santiago, Chile
      Citizenship:             Chilean

3.    Name:                    Philip J. Adeane
      Principal Occupation:    General Manager of Antofagasta P.L.C.
      Business Address:        Park House, 16 Finsbury Circus
                               London EC2M 7AH
      Citizenship:             British

4.    Name:                    Charles Bailey
      Principal Occupation:    Consultant (self-employed)
      Business Address:        Park House, 16 Finsbury Circus
                               London EC2M 7AH
      Citizenship:             British

5.    Name:                    Gonzalo Menendez Duque
      Principal Occupation:    Director of Quinenco,
                               Director of various companies
      Business Address:        Teatinos 180, 13th Floor, Suite 1322
                               Santiago, Chile
      Citizenship:             Chilean

6.    Name:                    Miguel Sepulveda C.
      Principal Occupation:    General Manager of Antofagasta Railway Company
                               P.L.C.
      Business Address:        Bolivar 255
                               Antofagasta, Chile
      Citizenship:             Chilean

                                                                    Schedule A-8

           Directors and Executive Officers of The Andes Trust Limited

1.    Name:                    Andronico Luksic Abaroa
      Principal Occupation:    Director of various companies
      Business Address:        Ahumada 11, 10th Floor
                               Santiago, Chile
      Citizenship:             Chilean

2.    Name:                    Jean Paul Luksic Fontbona
      Principal Occupation:    Director of Quinenco,
                               Director of various companies
      Business Address:        Ahumada 11, 6th Floor
                               Santiago, Chile
      Citizenship:             Chilean

3.    Name:                    Philip J. Adeane
      Principal Occupation:    General Manager of Antofagasts Holdings P.L.C.
      Business Address:        Park House, l6 Finsbury Circus
                               London EC2M 7AH
      Citizenship:             British

4.    Name:                    Charles Bailey
      Principal Occupation:    Officer of Antofagasta P.L.C.
      Business Address:        Park House, 16 Finsbury Circus
                               London EC2M 7AH
      Citizenship:             British

5.    Name:                    Gonzalo Menendez Duque
      Principal Occupation:    Director of Quinenco,
                               Director of various companies
      Business Address:        Teatinos 180, 13th Floor, Suite 1322
                               Santiago Chile
      Citizenship:             Chilean

6.    Name:                    Ramon Jara Araya
      Principal Occupation:    Lawyer
      Business Address:        Ahumada 11, 6th Floor
                               Santiago, Chile
      Citizenship:             Chilean

                                                                    Schedule A-9

         Directors and Executive Officers of Anaconda South America Inc.

1.    Name:                    Andronico Luksic Abaroa
      Principal Occupation:    Director of various companies
      Business Address:        Ahumada 11, 10th Floor
                               Santiago, Chile
      Citizenship:             Chilean

2.    Name:                    Jean Paul Luksic Fontbona
      Principal Occupation:    Director of Quinenco,
                               Director of various companies
      Business Address:        Ahumada 11, 6th Floor
                               Santiago, Chile
      Citizenship:             Chilean

3.    Name:                    Philip J. Adeane
      Principal Occupation:    General Manager of Antofagasta P.L.C.
      Business Address:        Park House, 78 Finsbury Circus
                               London EC2M 7AH
      Citizenship:             British

4.    Name:                    Charles Bailey
      Principal Occupation:    Officer of Antofagasta P.L.C.
      Business Address:        Park House, 16 Finsbury Circus
                               London EC2M 7AH
      Citizenship:             British

5.    Name:                    Manuel Vargas Vargas
      Principal Occupation:    Director of various companies
      Business Address:        Teatinos 180, 13th Floor, Suite 1322
                               Santiago, Chile
      Citizenship:             Chilean

6.    Name:                    Ramon Jara Araya
      Principal Occupation:    Lawyer
      Business Address:        Ahumada 11, 6th Floor
                               Santiago, Chile
      Citizenship:             Chilean

                                                                   Schedule A-10

 Directors and Executive Officers of Northern Mines Sociedad Contractual Minera

1.    Name:                    Miguel Sepulveda C.
      Principal Occupation:    General Manager of Antofagasta Railway Company
                               P.L.C.
      Business Address:        Bolivar 255
                               Antofagasta, Chile
      Citizenship:             Chilean

                                                                   Schedule A-11

   Directors and Executive Officers of Ruana Copper Corporation Establishment

1.    Name:                    Andronico Luksic Abaroa
      Principal Occupation:    Director of various companies
      Business Address:        Ahumada 11, 10th Floor
                               Santiago, Chile
      Citizenship:             Chilean

2.    Name:                    Andronico Luksic Craig
      Principal Occupation:    Chairman of the Board of Directors of Quinenco
                               Director of various companies
      Business Address:        Enrique Foster Sur 20, 16th Floor
                               Santiago, Chile
      Citizenship:             Chilean

3.    Name:                    Guillermo Luksic Craig
      Principal Occupation:    Chairman of the Board of Directors of Quinenco,
                               Director of various companies
      Business Address:        Enrique Foster Sur 20, 16th Floor
                               Santiago, Chile
      Citizenship:             Chilean

4.    Name:                    Jean Paul Luksic Fontbona
      Principal Occupation:    Director of Quinenco,
                               Director of various companies
      Business Address:        Ahumada 11, 6th Floor
                               Santiago, Chile
      Citizenship:             Chilean

                                                                   Schedule A-12

      Directors and Executive Officers of Ruana Copper A. G. Agencia Chile

1.    Name:                    Jean Paul Luksic Fontbona
      Principal Occupation:    Director of Quinenco,
                               Director of various companies
      Business Address:        Ahumada 11, 6th Floor
                               Santiago, Chile
      Citizenship:             Chilean

2.    Name:                    Guillermo Luksic Craig
      Principal Occupation:    Chairman of the Board of Directors of Quinenco,
                               Director of various companies
      Business Address:        Enrique Foster Sur 20, 16th Floor
                               Santiago, Chile
      Citizenship:             Chilean

3.    Name:                    Andronico Luksic Craig
      Principal Occupation:    Chairman of the Board of Directors of Quinenco
                               Director of various companies
      Business Address:        Enrique Foster Sur 20, 16th Floor
                               Santiago, Chile
      Citizenship:             Chilean

                                                                   Schedule A-13

 Directors and Executive Officers of Sociedad Inmobiliaria y de Inversiones Rio
                                 Claro Limitada

1.    Name:                    Guillermo Luksic Craig
      Principal Occupation:    Chairman of the Board of Directors of Quinenco,
                               Director of various companies
      Business Address:        Enrique Foster Sur 20, 16th Floor
                               Santiago, Chile
      Citizenship:             Chilean

2.    Name:                    Nicolas Luksic Puga
      Principal Occupation:    Student Business
      Address:                 Camino San Antonio 883
                               Las Condes, Santiago, Chile
      Citizenship:             Chilean

                                                                   Schedule A-14

        Directors and Executive officers of lnversiones Consolidadas S.A.

1.    Name:                    Andronico Luksic Craig
      Principal Occupation:    Vice Chairman of the Board of Directors of
                               Quinenco, Director of various companies
      Business Address:        Enrique Foster Sur 20, 18th Floor
                               Santiago, Chile
      Citizenship:             Chilean

2.    Name:                    Patricia Lederer Tcherniak
      Principal Occupation:    n/a Business
      Address:                 Enrique Foster Sur 20, 16th Floor
                               Santiago, Chile
      Citizenship:             Argentine

3.    Name:                    Guillermo Luksic Craig
      Principal Occupation:    Chairman of the Board of Directors of Quinenco,
                               Director of various companies
      Business Address:        Enrique Foster Sur 20, 16th Floor
                               Santiago, Chile
      Citizenship:             Chilean

4.    Name:                    Edmundo Eluchans Urenda
      Principal Occupation:    Lawyer, Eluchans & Co.
      Business Address:        Teatinos 248, 10th Floor
                               Santiago, Chile
      Citizenship:             Chilean

                                                                   Schedule A-15

           Directors and Executive Officers of lnversiones Salta S.A.

1.    Name:                    Edmundo Eluchans Urenda
      Principal Occupation:    Lawyer, Eluchans & Co.
      Business Address:        Teatinos 248, 10th Floor
                               Santiago, Chile
      Citizenship:             Chilean

2.    Name:                    Nicolas Cox U.
      Principal Occupation:    Chief Executive Officer and Director
      Business Address:        Enrique Foster Sur 20, 18th Floor
                               Santiago, Chile
      Citizenship:             Chilean

3.    Name:                    Gustavo Delgado Opazo
      Principal Occupation:    Consultant, Inversionas Tronco Alto
      Business Address:        Enrique Foster Sur 20, 18th Floor
                               Santiago, Chile
      Citizenship:             Chilean

                                                                   Schedule A-16

           Directors and Executive Officers of Inversiones FCAB Ltda.

1.    Name:                    Miguel Sepulveda C.
      Principal Occupation:    General Manager of Antofagasta Railway Company
                               P.L.C.
      Business Address:        Bolivar 255
                               Antofagasta, Chile
      Citizenship:             Chilean

                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: January 15, 2003.

                                       LQ Inversiones Financieras S.A.

                                       /s/ Luis Fernando Antunez Bories
                                       -----------------------------------
                                       Name:  Luis Fernando Antunez Bories
                                       Title: Chief Executive Officer


                                       Quinenco S.A.

                                       /s/ Francisco Perez Mackenna
                                       -----------------------------------
                                       Name:  Francisco Perez Mackenna
                                       Title: Chief Executive Officer


                                       Andronico Luksic Abaroa
                                       Luksburg Foundation
                                       Dolberg Finance Corporation Establishment
                                       Lanzville Investment Establishment
                                       Ruana Copper Corporation Establishment
                                       Ruana Copper A.G. Agencia Chile
                                       Antofagasta P.L.C.
                                       Antofagasta Railway Company P.L.C.
                                       The Andes Trust Limited
                                       Anaconda South America Inc.
                                       Northern Mines SCM
                                       Inversiones FCAB Ltda.

                                       /s/ Andronico Luksic Abaroa
                                       -----------------------------------
                                       Name:  Andronico Luksic Abaroa
                                       Title: Attorney-in-fact

                                       Guillermo Luksic Craig
                                       Nicolas Luksic Puga
                                       Sociedad Inmobiliaria y de Inversiones
                                         Rio Claro Limitada

                                       /s/ Mario Garrido
                                       -----------------------------------
                                       Name:  Mario Garrido
                                       Title: Attorney-in-fact


                                       Andronico Luksic Craig
                                       Patricia Lederer Tcherniak
                                       Inversiones Consolidadas S.A.
                                       Inversiones Salta S.A.
                                       Andronico Luksic Lederer
                                       Davor Luksic Lederer
                                       Max Luksic Lederer
                                       Dax Luksic Lederer

                                       /s/ Nicolas Cox U.
                                       -----------------------------------
                                       Name:  Nicolas Cox U.
                                       Title: Attorney-in-fact

                                  EXHIBIT INDEX

Exhibit     Description
-------     -----------

1. Joint Filing Agreements, Powers of Attorney from each of: LQ Inversiones Financieras S.A., Luksburg Foundation, Dolberg Finance Corporation Establishment, Lanzville Investments Establishment, Ruana Copper A.G. Agencia Chile, Northern Mines Sociedad Contractual Minera, Anaconda South America Inc., The Andes Trust Limited, Antofagasta Railway Company P.L.C., Antofagasta P.L.C., Ruana Copper Corporation Establishment, Patricia Lederer Tcherniak, Nicolas Luksic Puga, Guillermo Luksic Craig, Andronico Luksic Abaroa, Andronico Luksic Craig, Sociedad Inmobiliaria y de Inversiones Rio Claro Limitada, Inversiones Salta S.A., Inversiones Consolidadas S.A., Inversiones FCAB Ltda., Andronico Luksic Lederer, Davor Luksic Lederer, Max Luksic Lederer and Dax Luksic Lederer*

2. Merger Agreement between Banco de Chile and Banco de Chile and Banco de A. Edwards, dated as of October 3, 2001 (together with an English translation thereof)*

3. Agreement, dated December 20, 2000, among Agricola El Penon S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
            (a) Spanish language version*
            (b) English translation

4. Agreement, dated December 20, 2000, among Inversiones Ranquil S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
            (a) Spanish language version*
            (b) English translation

5. Agreement, dated December 20, 2000, among Inmobiliaria e Inversiones Hidroindustriales S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
            (a) Spanish language version*
            (b) English translation

6. Agreement, dated December 20, 2000, among VTR S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
            (a) Spanish language version*
            (b) English translation

7. Agreement, dated December 20, 2000, among Inversiones y Bosques S.A., Quinenco S.A., LQ Inversiones Financieras S.A., Inversiones Rio Grande S.A. and Banco del Estado de Chile
            (a) Spanish language version*
            (b) English translation

8. Loan Agreement, dated December 26, 2001, between LQ Inversiones Financieras S.A. and BBVA Banco BHIF
            (a) Spanish language version*
            (b) English translation

9. Loan, Pledge of Shares and Guaranty Agreement with Joint and Several Liability Co-Debt Agreement, dated December 15, 2000, between LQ Inversiones Financieras S.A. and Banco Santiago
            (a) Spanish language version*
            (b) English translation

10. Share Purchase Agreement, dated March 27, 2001, between Empresas Penta S.A. and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
            (a) Spanish language version*
            (b) English translation

11. Share Purchase Agreement, dated March 27, 2001, between Sociedad de Inversiones y Rentas Megeve Limitada and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
            (a) Spanish language version*
            (b) English translation

12. Share Purchase Agreement, dated March 27, 2001, between Sociedad Comercial y Editorial Santiago Limitada and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
            (a) Spanish language version*
            (b) English translation

13. Share Purchase Agreement, dated March 27, 2001, between Consorcio Financiero S.A. and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
            (a) Spanish language version*
            (b) English translation

14. Share Purchase Agreement, dated March 27, 2001, between Inversiones Las Arenas Sociedad Anonima and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
            (a) Spanish language version*
            (b) English translation

15. Pledge Agreement, dated January 9, 2002, between LQ Inversiones Financieras S.A. and Deutsche Bank AG Cayman Islands Branch
            (a) Spanish language version*
            (b) English translation

16. Note Amendment, dated April 23, 2002, among Agricola El Penon S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
            (a) Spanish language version**
            (b) English summary***

17. First Amendment and Waiver to Senior Secured Credit Agreement, dated May 22, 2002, between LQ Inversiones Financieras S.A. and Deutsche Bank AG Cayman Islands Branch

----------

* Exhibit previously filed

** Pursuant to Rule 12b-31 under the Exchange Act, only one of the five Note Amendments referenced in the second paragraph of Item 6 herein, each dated April 23, 2002, is filed herewith. The schedule below sets forth the material details (consisting only of the names of the parties to such Note Amendments) in which the four documents which are not filed hereto differ from Exhibit 16:

      Note Amendment among Inversiones Ranquil S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

      Note Amendment among Inmobiliaria e Inversiones Hidroindustriales S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

      Note Amendment among VTR S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

      Note Amendment among Inversiones y Bosques S.A., Quinenco S.A., LQ Inversiones Financieras S.A., Inversiones Rio Grande S.A. and Banco del Estado de Chile

*** Pursuant to Rule 12b-12(d) under the Exchange Act, an English summary is provided.